Exhibit (b)(6)

NORTHERN INSTITUTIONAL FUNDS

(a Delaware statutory trust)

By-Law Amendment No. 5

Adopted November 5, 2010

Article IV

Trustees

Section 2. Term of Office and Qualification. A Trustee shall retire and cease to serve as a Trustee as of the last day of the calendar year in which the Trustee attains the age of seventy-five years.